Exhibit 99.1

BERKSHIRE HATHAWAY INC.

NEWS RELEASE

FOR IMMEDIATE RELEASE	November 2, 2024

Omaha, NE (BRK.A; BRK.B) –

Berkshire’s operating results for the third quarter and first nine months of 2024 and 2023 are summarized in the following paragraphs. However, we urge investors and reporters to read our 10-Q, which has been posted at www.berkshirehathaway.com. The limited information that follows in this press release is not adequate for making an informed investment judgment.

Earnings (losses) of Berkshire Hathaway Inc. and its consolidated subsidiaries for the third quarter and first nine months of 2024 and 2023 are summarized below. Earnings (losses) are stated on an after-tax basis. (Dollar amounts are in millions, except for per share amounts).

	Third Quarter		First Nine Months
	2024	2023	2024	2023
Net earnings (losses) attributable to Berkshire shareholders	$26,251	$(12,767)	$69,301	$58,649

Net earnings (losses) includes:
Investment gains (losses)	16,161	(23,528)	36,391	29,780
Operating earnings	10,090	10,761	32,910	28,869

Net earnings (losses) attributable to Berkshire shareholders	$26,251	$(12,767)	$69,301	$58,649

Net earnings (losses) per average equivalent Class A Share	$18,272	$(8,824)	$48,205	$40,422
Net earnings (losses) per average equivalent Class B Share	$12.18	$(5.88)	$32.14	$26.95

Average equivalent Class A shares outstanding	1,436,706	1,446,925	1,437,619	1,450,934
Average equivalent Class B shares outstanding	2,155,058,383	2,170,387,690	2,156,427,917	2,176,400,554

Note: Per share amounts for the Class B shares are 1/1,500th of those shown for the Class A.

Generally Accepted Accounting Principles (“GAAP”) require that we include the changes in unrealized gains (losses) of our equity security investments as a component of investment gains (losses) in our earnings statements. In the table above, investment gains (losses) in 2024 include losses of $2.2 billion in the third quarter and $40.1 billion in the first nine months and in 2023 include losses of $24.1 billion in the third quarter and gains of $23.5 billion in the first nine months due to changes during the third quarter and the first nine months in the unrealized gains that existed in our equity security investment holdings. Investment gains (losses) in 2024 also include after-tax realized gains on sales of investments of $18.4 billion in the third quarter and $76.5 billion in the first nine months and in 2023 include gains of $560 million in the third quarter and $3.9 billion in the first nine months. In the first nine months of 2023 investment gains also include a net remeasurement gain of approximately $2.4 billion related to Berkshire’s acquisition of an additional 41.4% interest in Pilot Travel Centers.

The amount of investment gains (losses) in any given quarter is usually meaningless and delivers figures for net earnings (losses) per share that can be extremely misleading to investors who have little or no knowledge of accounting rules.

An analysis of Berkshire’s operating earnings follows (dollar amounts are in millions).

	Third Quarter		First Nine Months
	2024	2023	2024	2023
Insurance-underwriting	$750	$2,422	$5,611	$4,580
Insurance-investment income	3,664	2,470	9,582	6,808
BNSF	1,383	1,221	3,753	3,732
Berkshire Hathaway Energy Company	1,629	498	3,001	1,699
Other controlled businesses	3,342	3,524	9,810	10,092
Non controlled businesses*	199	226	824	1,329
Other**	(877)	400	329	629

Operating earnings	$10,090	$10,761	$32,910	$28,869

*	Includes certain businesses in which Berkshire had between a 20% and 50% ownership interest.
**

Includes foreign currency exchange losses related to non-U.S. Dollar denominated debt in 2024 of approximately $1.1 billion in the third quarter and $98 million in the first nine months and foreign currency exchange gains related to non- U.S. Dollar denominated debt in 2023 of approximately $447 million in the third quarter and $895 million in the first nine months.

Berkshire used approximately $2.9 billion to repurchase Berkshire shares during the first nine months of 2024. On September 30, 2024 there were 1,437,608 Class A equivalent shares outstanding. At September 30, 2024, insurance float (the net liabilities we assume under insurance contracts) was approximately $174 billion, an increase of $5 billion since yearend 2023.

Use of Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures. The reconciliations of such measures to the most comparable GAAP figures in accordance with Regulation G are included herein.

Berkshire presents its results in the way it believes will be most meaningful and useful, as well as most transparent, to the investing public and others who use Berkshire’s financial information. That presentation includes the use of certain non-GAAP financial measures. In addition to the GAAP presentations of net earnings, Berkshire shows operating earnings defined as net earnings exclusive of investment gains (losses).

Although the investment of insurance and reinsurance premiums to generate investment income and investment gains or losses is an integral part of Berkshire’s operations, the generation of investment gains or losses is independent of the insurance underwriting process. Moreover, as previously described, under applicable GAAP accounting requirements, we are required to include the changes in unrealized gains/losses of our equity security investments as a component of investment gains/losses in our periodic earnings statements. In sum, investment gains/losses for any particular period are not indicative of quarterly business performance.

About Berkshire

Berkshire Hathaway and its subsidiaries engage in diverse business activities including insurance and reinsurance, utilities and energy, freight rail transportation, manufacturing, services and retailing. Common stock of the company is listed on the New York Stock Exchange, trading symbols BRK.A and BRK.B.

Cautionary Statement

Certain statements contained in this press release are “forward looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guaranties of future performance and actual results may differ materially from those forecasted.

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Contact

Marc D. Hamburg

402-346-1400